DylanFloyd Accounting & Consulting

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated November 20, 2018, relating to the financial statements of Flashapp as of August 31, 2018 and to all references to our firm included in this Registration Statement

Albert Garcia, CPA

DylanFloyd Accounting & Consulting

Newhall, California

November 20, 2018